Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (File No. 333-240137) of Invitae Corporation for the registration of 3,702,332 shares of its common stock, of our reports dated February 28, 2020, with respect to the consolidated financial statements of Invitae Corporation and the effectiveness of internal control over financial reporting of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Redwood City, California

November 5, 2020